SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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BNY Mellon Funds Trust

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BNY MELLON MID CAP MULTI-STRATEGY FUND

c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street

New York, New York 10286

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to changes involving a current sub-adviser for BNY Mellon Mid Cap Multi-Strategy Fund (the "Fund"), a series of BNY Mellon Funds Trust (the " Trust ").

Specifically, the Board of Trustees of the Trust (the "Board") approved a new sub-investment advisory agreement (the "Current Geneva Sub-Advisory Agreement"), on behalf of the Fund, between BNY Mellon Investment Adviser, Inc., the Fund's investment adviser ("BNYM Investment Adviser"), and Geneva Capital Management LLC ("Geneva").  Geneva has served as a sub-adviser for the Fund since October 2014 (a predecessor firm served as sub-adviser from March 2013 to October 2014).  Due to a change in the ownership and organizational structure of Geneva that occurred on March 17, 2020, the sub-investment advisory agreement (the "Initial Geneva Sub-Advisory Agreement") between BNYM Investment Adviser, on behalf of the Fund, and Geneva, terminated in accordance with the terms of said Agreement and the Investment Company Act of 1940, as amended.  To enable Geneva to continue to provide sub-investment advisory services to the Fund, the Board approved the Current Geneva Sub-Advisory Agreement, which is substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement.  Under the Current Geneva Sub-Advisory Agreement, as under the Initial Geneva Sub-Advisory Agreement, BNYM Investment Adviser, and not the Fund, compensates Geneva out of the fee BNYM Investment Adviser receives from the Fund.  Geneva has confirmed that the services provided to the Fund by Geneva and the manner in which Geneva manages its allocated portion of the Fund's investment portfolio will continue under the Current Geneva Sub-Advisory Agreement to the same extent as under the Initial Geneva Sub-Advisory Agreement.

Further information about Geneva and the Board's approval of the Current Geneva Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-373-9387.

Sincerely,
/s/ Natalya Zelensky Natalya Zelensky Assistant Secretary BNY Mellon Funds Trust

June 12, 2020

BNY Mellon MID CAP MULTI-STRATEGY fund
c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York  10286

Information Statement

This Information Statement is being furnished by the Board of Trustees (the "Board") of BNY Mellon Funds Trust (the "Trust"), on behalf of BNY Mellon Mid Cap Multi-Strategy Fund (the "Fund"), a series of the Trust, to inform shareholders of the Fund about changes in the ownership and organizational structure of Geneva Capital Management LLC ("Geneva"), which has been a sub-adviser for the Fund since October 2014 (a predecessor firm served as sub-adviser from March 2013 to October 2014).

Due to the change in the ownership and organizational structure of Geneva that occurred on March 17, 2020, the sub-investment advisory agreement (the "Initial Geneva Sub-Advisory Agreement") between BNY Mellon Investment Adviser, Inc., the Fund's investment adviser ("BNYM Investment Adviser"), on behalf of the Fund, and Geneva, terminated in accordance with the terms of said Agreement and the Investment Company Act of 1940, as amended (the "1940 Act").  To enable Geneva to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the "Current Geneva Sub-Advisory Agreement"), on behalf of the Fund, between BNYM Investment Adviser and Geneva.  The Current Geneva Sub-Advisory Agreement was approved by the Board upon the recommendation of BNYM Investment Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Trust and BNYM Investment Adviser.

This Information Statement is being mailed on or about June 12, 2020 to shareholders of record of the Fund as of May 20, 2020.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 240 Greenwich Street, New York, New York 10286.  A copy of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Trust at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.bnymellonim.com/us or calling toll-free 1-800-373-9387.

Important Notice Regarding Internet Availability

This INFORMATION Statement and ThE Fund's most recent annual AND SEMI-ANNUAL reportS to shareholders are available at: HTTPS://IM.BNYMELLON.COM/US/EN/INDIVIDUAL/RESOURCES/PROXY-MATERIALS.JSP

We are not asking you for a proxy and we are requestING THAT YOU DO not send us a proxy.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  The Fund's investment adviser is BNYM Investment Adviser. BNYM Investment Adviser has engaged Boston Partners Global Investors, Inc. and Geneva to serve as the Fund's sub-investment advisers responsible for the portion of the Fund's assets allocated to the Boston Partners Mid Cap Value Strategy and the Geneva Mid Cap Growth Strategy, respectively.  Section 15(a) of the 1940 Act, generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Trust, on behalf of the Fund, and BNYM Investment Adviser have obtained exemptive relief from the SEC, which permits the Fund and BNYM Investment Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  BNYM Investment Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.  The exemptive relief also relieves the Fund from disclosing the sub-investment advisory fees paid by BNYM Investment Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and BNYM Investment Adviser have agreed to comply with certain conditions when acting in reliance on the exemptive relief granted by the SEC.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding Geneva and the Current Geneva Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the fund is BNY Mellon Investment Adviser, Inc., 240 Greenwich Street, New York, New York 10286.  BNYM Investment Adviser manages approximately $253 billion in 141 mutual fund portfolios.  For the past fiscal year, the Fund paid BNYM Investment Adviser an investment advisory fee at the annual rate of .75% of the value of the fund's average daily net assets.  BNYM Investment Adviser is the primary mutual fund business of The Bank of New York Mellon Corporation ("BNY Mellon"), a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle.  Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $37.1 trillion in assets under custody and administration and $1.9 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at: https://im.bnymellon.com/us/en/individual/resources/proxy-materials.jsp

BNYM Investment Adviser provides management services to the Fund pursuant to the investment advisory agreement (the "Investment Advisory Agreement") between the Trust, on behalf of the Fund, and BNYM Investment Adviser, dated June 14, 2000, as amended June 3, 2019.  Pursuant to the Investment Advisory Agreement, BNYM Investment Adviser provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, BNYM Investment Adviser supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  BNYM Investment Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Investment Advisory Agreement permits BNYM Investment Adviser to enter into sub-investment advisory agreements with one or more sub-advisers.  The Investment Advisory Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of any party to the Investment Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  The Investment Advisory Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by BNYM Investment Adviser.  The Investment Advisory Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Investment Advisory Agreement provides that BNYM Investment Adviser shall exercise its best judgment in rendering services to the Fund and that BNYM Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of BNYM Investment Adviser's duties, or by reason of BNYM Investment Adviser's reckless disregard of its obligations and duties, under the Investment Advisory Agreement.  The Investment Advisory Agreement was last approved by the Board, with respect to the Fund, at a meeting held on March 9-10, 2020 (the "March Meeting"), and by the Trust's initial shareholder on June 14, 2000.  A discussion regarding the basis for the Board approving the Investment Advisory Agreement is available in the Fund's annual report for the fiscal year ended August 31, 2019.

BNYM Investment Adviser has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) determines the portion of the Fund's assets to be managed by each sub-adviser and allocates and reallocates, when appropriate, the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.  Caroline Lee is the Fund's primary portfolio manager responsible for investment allocation decisions, a position she has held since December 2015.  Ms. Lee is a senior investment strategist for BNY Mellon Wealth Management.  She is also an employee of BNYM Investment Adviser and manages the Fund in her capacity as an employee of BNYM Investment Adviser.

The Fund has agreed to pay BNYM Investment Adviser an investment advisory fee at an annual rate of 0.75% of the value of the Fund's average daily net assets.  For the fiscal years ended August 31, 2017, 2018 and 2019, $19,870,024, $23,802,427 and $21,534,235, respectively, was payable by the Fund to BNYM Investment Adviser pursuant to the Investment Advisory Agreement.

The Bank of New York Mellon, an affiliate of BNYM Investment Adviser, serves as administrator for the Fund pursuant to an Administration Agreement with the Trust.  Pursuant to the Administration Agreement, The Bank of New York Mellon supplies office facilities, data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, stationery and office supplies; prepares reports to shareholders, tax returns and reports to and filings with the SEC and state Blue Sky authorities; pays for transfer agency services for Investor shares and Class M shares (other than fees and expenses of the transfer agent associated with cash management and related services); calculates the net asset value of fund shares; and generally assists in supervising all aspects of fund operations (except investment management).  The Bank of New York Mellon has entered into a Sub-Administration Agreement with BNYM Investment Adviser pursuant to which The Bank of New York Mellon pays BNYM Investment Adviser for performing certain of these administrative services.  The Fund's administration fee is calculated from the following administration fee schedule based on the level of assets of the funds in the Trust in the aggregate:  0.15% of such assets through $6 billion; 0.12% of such assets greater than $6 billion through $12 billion; and 0.10% of such assets greater than $12 billion.  For the fiscal years ended August 31, 2017, 2018 and 2019, $3,297,320, $3,891,155 and $3,520,004, respectively, was payable by the Fund to The Bank of New York Mellon pursuant to the Administration Agreement.

changes Involving A current sub-adviser

Overview

Geneva has served as a sub-adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, since October 2014 (and a predecessor firm served as sub-adviser from March 2013 to October 2014).  The target percentage of the Fund's assets allocated to Geneva is approximately 18%.  The Board, including a majority of the Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of any party to the Initial Geneva Sub-Advisory Agreement, considered and re-approved the Initial Geneva Sub-Advisory Agreement at the March Meeting.  At the March Meeting, the Board also discussed the then-pending acquisition of Geneva by certain members of the Geneva management team, in partnership with Estancia Capital Management, a private equity firm ("Estancia Capital"), from Janus Henderson Global Investors (the "Transaction").  At the March Meeting, BNYM Investment Adviser reported that the Transaction was expected to close on or about March 17, 2020.

At the March Meeting, the Board considered that the Transaction would result in a change of control of Geneva, and, consequently, the assignment and automatic termination of the Initial Geneva Sub-Advisory Agreement pursuant to the terms of said Agreement and provisions of the 1940 Act.  In order for Geneva to provide uninterrupted sub-investment advisory services to the Fund after consummation of the Transaction, the Board, including a majority of the Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of any party to the Current Geneva Sub-Advisory Agreement (the "Independent Trustees"), approved (i) the continuation of Geneva as a sub-adviser for the Fund and (ii) the Current Geneva Sub-Advisory Agreement, effective upon the termination of the Initial Geneva Sub-Advisory Agreement.  The Current Geneva Sub-Advisory Agreement is substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement.  The fee payable to Geneva by BNYM Investment Adviser, and the scope of services that Geneva is required to provide in managing its allocated portion of the Fund's portfolio, are the same under the Current Geneva Sub-Advisory Agreement and the Initial Geneva Sub-Advisory Agreement.

Henderson Global Investors Inc. acquired the entire issued share capital of Geneva in 2014 and, in 2016, acquired Janus Capital Group Inc. to form Janus Henderson Global Investors.  In December 2019, certain members of the Geneva management team, in partnership with Estancia Capital, entered into an agreement with Janus Henderson Global Investors to buy back 100% of the equity interests of Geneva.  The Transaction closed in March 2020 with Estancia Capital acquiring a minority equity position in Geneva.  Estancia Capital makes small to lower middle market equity investments in financial services companies and partners with management and investment teams in providing equity, growth and working capital to facilitate strategic and opportunistic development of portfolio companies, including management buy-outs from larger financial firms, private ownership/succession transitions, growth initiatives, recapitalizations and investment team lift-outs.

Geneva expects that the management of the portion of the Fund's assets allocated to it will be unaffected by the Transaction.  After consummation of the Transaction, Geneva's entire investments and operations teams remained the same, and Geneva's management team became the controlling owners of the firm.  The portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio managed by Geneva will continue to serve in those capacities following the consummation of the Transaction.  Geneva continues to employ the same investment philosophy and process that has been in place since 1987.

Geneva has stated that one of the goals of the Transaction is to return Geneva to its original roots as a majority employee-owned organization and that the Transaction was structured in a manner to provide Geneva a path to complete employee ownership over time.  Moreover, Geneva believes that buying itself back from Janus Henderson Global Investors will make a significant contribution to the continued growth and development of Geneva, while preserving its culture, investment approach, and focus on serving clients.

Geneva

Geneva is located at 100 E. Wisconsin Avenue, Suite 2550, Milwaukee, Wisconsin 53202.  As of March 31, 2020, Geneva had approximately $4.1 billion in assets under management.

Geneva seeks to identify high quality companies with low leverage, superior management, leadership positions within their industries, and a consistent, sustainable record of growth in managing its allocated portion of the Fund's assets.  In selecting stocks, Geneva emphasizes bottom-up fundamental analysis to develop an understanding of a company supplemented by top-down considerations which include reviewing general economic and market trends and analyzing their effect on various industries. Geneva also seeks to screen out high risk ideas, such as turnaround stories, initial public offerings and companies that are highly leveraged, non-U.S. based, or do not have earnings.  Geneva's objective is to find companies that perform well over long periods of time.  Portfolio managers occasionally trim positions to take profits and maintain diversification or if the stock becomes extremely overvalued.  Geneva generally will sell a stock if it perceives a major change in the long-term outlook for the company or its industry.  As of March 31, 2020, approximately 18% of the Fund's assets were allocated to Geneva.

Investment decisions for the portion of the Fund's portfolio that is managed by Geneva have been made since March 2013 by William A. Priebe, CFA, and William Scott Priebe, and since July 2017 by José Muñoz, CFA.  Each member of the Geneva investment team is responsible for both research and portfolio management functions.

Geneva currently serves as sub-adviser to the following registered investment company, which has a similar investment objective and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 4/30/20)	Advisory Fee Rate
Nationwide Mutual Funds Geneva Mid Cap Growth Fund	$575 million	*

____________________

* The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.

Geneva is not affiliated with BNYM Investment Adviser, and Geneva discharges its responsibilities subject to the oversight and supervision of BNYM Investment Adviser.  Under the Current Geneva Sub-Advisory Agreement, BNYM Investment Adviser, and not the Fund, compensates Geneva out of the fee BNYM Investment Adviser receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to BNYM Investment Adviser as a consequence of the continuation of Geneva as a sub-adviser for the Fund or the implementation of the Current Geneva Sub-Advisory Agreement.  The fees paid by BNYM Investment Adviser to Geneva depend upon the fee rates negotiated by BNYM Investment Adviser and on the percentage of the Fund's assets allocated to Geneva.  In accordance with procedures adopted by the Board, Geneva may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Geneva by virtue of ownership of stock or other interests of Geneva: William S. Priebe, Katrina Marie Ellenberg, Stephen James Shenkenberg, Jose Manuel Munoz Quiroga, Matthew Paul Pistorio, GCM Purchaser, LLC, GCM Holdco, LLC, Geneva Management LLC, ECP II GCM Aggregator, LLC and Estancia Capital Partners Fund II, L.P.

Current Geneva Sub-Advisory Agreement

The Current Geneva Sub-Advisory Agreement was approved by the Board at the March Meeting, which was called for the purpose of approving the Current Geneva Sub-Advisory Agreement.  The Current Geneva Sub-Advisory Agreement will continue until June 1, 2021, and thereafter is subject to annual approval by the Board, including a majority of the Independent Trustees.

The Current Geneva Sub-Advisory Agreement is substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement.  The fee payable to Geneva by BNYM Investment Adviser, and the scope of services that Geneva is required to provide in managing its allocated portion of the Fund's portfolio, are the same under the Current Geneva Sub-Advisory Agreement and the Initial Geneva Sub-Advisory Agreement.

The Current Geneva Sub-Advisory Agreement provides that, subject to BNYM Investment Adviser's supervision and approval, Geneva provide investment management of the portion of the Fund's assets allocated to it.  Geneva, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the portion of the Fund's assets allocated to it, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or other.  Geneva also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The Current Geneva Sub-Advisory Agreement provides that Geneva shall exercise its best judgment in rendering services to the Fund and that Geneva will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Fund, the Fund's security holders, or BNYM Investment Adviser, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Geneva's duties, or by reason of Geneva's reckless disregard of its obligations and duties under the Current Geneva Sub-Advisory Agreement.

The Current Geneva Sub-Advisory Agreement provides that Geneva be compensated based on the average daily net assets of the Fund allocated to Geneva.  Geneva is compensated from the investment advisory fee that BNYM Investment Adviser receives from the Fund.  Geneva generally will bear the expenses it incurs in connection with its activities under the Current Geneva Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by BNYM Investment Adviser) are borne by the Fund.

The Current Geneva Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) BNYM Investment Adviser on 60 days' notice to Geneva; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on 60 days' notice to Geneva; or (iii) Geneva on not less than 90 days' notice to the Trust and BNYM Investment Adviser.  The Current Geneva Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the Current Geneva Sub-Advisory Agreement provides that it will terminate if the Investment Advisory Agreement terminates for any reason.

Considerations of the Board

At the March Meeting, the Board discussed the Transaction with representatives of BNYM Investment Adviser, as well as the terms of the Current Geneva Sub-Advisory Agreement and the implications, if any, that the closing of the Transaction would have for Geneva's performance as a sub-adviser to the Fund.  At the March Meeting, representatives of BNYM Investment Adviser confirmed that there would be no change in Geneva's investment process for managing its allocated portion of the Fund's investment portfolio as a result of the Transaction.

At the March Meeting, BNYM Investment Adviser recommended the approval of the Current Geneva Sub-Advisory Agreement, pursuant to which Geneva would continue to serve as a sub-adviser to the Fund.  The recommendation for the approval of the Current Geneva  Sub-Advisory Agreement was based on the following considerations, among others:  (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services that Geneva provides to the Fund; (ii) the Geneva personnel who have been principally responsible for managing Geneva's allocated portion of the Fund's investment portfolio would continue to serve in their respective senior capacities with Geneva following the Transaction; and (iii) the terms of the Current Geneva Sub-Advisory Agreement were substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement.  The Board also considered the fact that BNYM Investment Adviser continued to express confidence in Geneva and its investment management capabilities.

At the March Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Current Geneva Sub-Advisory Agreement.  In determining whether to approve the Current Geneva Sub-Advisory Agreement, the Board considered the materials prepared by BNYM Investment Adviser received in advance of the March Meeting and other information, which included:  (i) a copy of a form of the Current Geneva Sub-Advisory Agreement; (ii) information regarding the Transaction and BNYM Investment Adviser's rationale for retaining Geneva following the closing of the Transaction; (iii) information regarding Geneva's investment process; (iv) information regarding Geneva's reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Geneva's business and operations; (v) information regarding Geneva's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by Geneva; (vii) information regarding Geneva's historical performance returns managing its allocated portion of the Fund's portfolio, including information comparing that performance to a relevant index; and (viii) information regarding Geneva's compliance program.  The Board also considered the substance of discussions with representatives of BNYM Investment Adviser at the March Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Geneva.  In examining the nature, extent and quality of the services that had been furnished by Geneva to the Fund under the Initial Geneva Sub-Advisory Agreement, and were expected to be provided by Geneva to the Fund under the Current Geneva Sub-Advisory Agreement, the Board considered:  (i) Geneva's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) Geneva's expertise in providing portfolio management services to the Fund and the performance history of Geneva's allocated portion of the Fund's portfolio; (iii) Geneva's investment strategy for the Fund; (iv) Geneva's performance relative to unmanaged indices; and (v) Geneva's compliance program.  The Board also considered the review process undertaken by BNYM Investment Adviser and BNYM Investment Adviser's favorable assessment of the nature and quality of the sub-investment advisory services provided and expected to be provided to the Fund by Geneva after consummation of the Transaction.  The Board also noted that the executive and portfolio management teams of Geneva were expected to stay in place after consummation of the Transaction.  The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Geneva's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services provided by Geneva under the Initial Geneva Sub-Advisory Agreement, as well as Geneva's ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund's investment objective, and supported a decision to approve the Current Geneva Sub-Advisory Agreement.

Investment Performance of Geneva.  The Board considered Geneva's investment performance in managing its allocated portion of the Fund's portfolio as a factor in evaluating the Current Geneva Sub-Advisory Agreement.  The Board compared this historical performance to a relevant benchmark and concluded that Geneva's historical performance record in managing its allocated portion of the Fund's investment portfolio, when viewed together with the other factors considered by the Board, supported a decision to approve the Current Geneva Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under the Current Geneva Sub-Advisory Agreement, noting that the proposed fee would be paid by BNYM Investment Adviser and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because Geneva's fee would be paid by BNYM Investment Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Investment Advisory Agreement and, therefore, the Board received and considered a profitability analysis of BNYM Investment Adviser and its affiliates.  The Board noted that the fee payable to Geneva by BNYM Investment Adviser under the Current Geneva Sub-Advisory Agreement was the same as that payable under the Initial Geneva Sub-Advisory Agreement and, thus, approval of the Current Geneva Sub-Advisory Agreement had no impact on BNYM Investment Adviser's profitability.  The Board concluded that the proposed fee payable to Geneva by BNYM Investment Adviser with respect to the assets to be allocated to Geneva in its capacity as sub-adviser was reasonable and appropriate and BNYM Investment Adviser's profitability was not excessive in light of the nature, extent and quality of the services provided to the Fund by BNYM Investment Adviser and to be provided by Geneva under the Current Geneva Sub-Advisory Agreement.

Economies of Scale to be Realized.  The Board recognized that, because Geneva's fee would continue to be paid by BNYM Investment Adviser, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Investment Advisory Agreement.  Accordingly, consideration of economies of scale with respect to Geneva was not relevant to the Board's determination to approve the Current Geneva Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that accrued to Geneva as a result of Geneva's relationship with the Fund.  The Board concluded that Geneva may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Geneva was required to select brokers who met the Fund's requirements for seeking best execution, and that BNYM Investment Adviser monitored and evaluated Geneva's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that had accrued and were expected to continue to accrue to Geneva by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent legal counsel, concluded that the approval of the Current Geneva Sub-Advisory Agreement was in the best interests of the Fund, and approved the Current Geneva Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

BNY Mellon Securities Corporation ("BNYMSC"), a wholly-owned subsidiary of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Trust and BNYMSC.

The Bank of New York Mellon, an affiliate of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's administrator.  The Bank of New York Mellon also serves as the Fund's custodian and provides the Fund with cash management services.

BNY Mellon Transfer, Inc., a wholly-owned subsidiary of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's fiscal year ended August 31, 2019, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of May 20, 2020, the Fund had 133,951747.518 Class M shares and 5,796,163.248 Investor shares issued and outstanding.  Set forth below is information as to those shareholders known by the Trust to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of May 20, 2020.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class M

SEI Private Trust	132,882,207.962	99.2015%
Mutual Fund Administrator
One Freedom Valley Drive
Oaks, PA 19456-9989

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Share of Class Held
Investor

National Financial Services LLC	1,071022.076	18.4781%
For Exclusive Benefit of Our Customers
Attn Mutual Funds Dept – 4th Floor
499 Washington Boulevard
Jersey City, NJ 07310

Charles Schwab & Company Inc	960,155.736	16.5654%
211 Main Street
San Francisco, CA 94105

Pershing LLC	809,618.780	13.9682%
P.O. Box 2052
Jersey City, NJ 07303-2052

Reliance Trust Co FBO	301,262.546	5.1976%
Exchange C/R
P.O. Box 78446
Atlanta, GA 30357

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of May 20, 2020, the percentage of Fund shares beneficially owned by all Trustees and officers of the Trust as a group, did not exceed 1% any class.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.

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